Pricing Supplement Number: 6

Dated: September 3, 2014

To Prospectus dated January 31, 2012 and

Prospectus Supplement dated November 28, 2012

For SEC Filing Purposes:
Filing Under Rule 424(b)(2)
Registration Number 333-178626

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S.$250,000,000

Stated Maturity:	September 10, 2020

Settlement Date:	September 10, 2014 (T+5)

Trade Date:	September 3, 2014

Interest Payment Date(s):	March 10, June 10, September 10 and December 10 of each year

Regular Record Date(s):	15 calendar days prior to each Interest Payment Date

Issue Price:	100.000%

Index Maturity	3 month

Index Currency:	USD

Interest Rate Basis:	USD LIBOR

Spread (Plus or Minus):	Minus 2 basis points

Initial Interest Rate:	For the period from and including the Issue Date to but excluding the first Interest Payment Date, the rate for USD LIBOR, as further described in the Prospectus Supplement, with an Index Maturity of three months, determined on September 8, 2014 minus two basis points

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Interest Determination Date(s):	To be determined two London Business Days prior to Interest Payment Dates

Interest Reset Date(s):	Quarterly on each Interest Payment Date

Distributor’s Commission or Discount:	0.00%

Net Proceeds to Canada:	U.S.$250,000,000

Plus Amount of Accrued Interest from Issue Date to Settlement Date Paid to Canada:	n/a

Depositary/Depositaries:

DTC	Yes

Euroclear	Yes

Clearstream, Luxembourg	Yes

CUSIP Number:	135087 D76

ISIN:	US135087D766

Common Code:	110884923

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	U.S.$5,000 and integral multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Original Issue Discount (“OID”) Note:	No

Syndicated Transactions:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Dealer:	TD Securities (USA) LLC

Intended to be held in a manner which Eurosystem Eligibility:	No